EXHIBIT 10.1

RESTRICTED STOCK PURCHASE AGREEMENT

Name of Purchaser:	_________________________ (the “Purchaser”)
Number of Shares:	_________________________ (the “Shares”)

This RESTRICTED STOCK PURCHASE AGREEMENT (“Agreement”), is made as of the date set forth below by and between HONG KONG WINALITE GROUP, INC., a Nevada corporation (the “Company”), and the purchaser named below (the “Purchaser”).

WHEREAS, The Hong Kong Winalite Group, Ltd., a Hong Kong subsidiary of the Company (“Winalite”), and the Purchaser entered into this Restricted Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Price Per Share designated in the Stock Purchase Agreement is Two United States Dollars (US$2.00).

2.
Any assignment by the Company of the Stock Purchase Agreement will automatically assign to the same assignee all the Company’s rights (including, without limitation, the rights of repurchase) hereunder and Purchaser consents thereto. The Purchaser hereby undertakes and covenants with the Company that the Purchaser will on demand of the Company , immediately return to it such number of shares of the Company equivalent to the number of the Unvested Shares. The Purchaser further undertakes that he or she will sign and/or execute any document, deed, agreement, instrument or act which the Company may request for enabling the Company to exercise all or any of the rights, powers, authorities and discretions conferred by the Stock Purchase Agreement or by law on the Company.

3.
The Purchaser hereby irrevocably agrees that he or she will not, without the prior written consent of the Company, from the date of execution of the Stock Purchase Agreement and continuing to and including the date five and one half (5 ½) years after the date of execution of the Stock Purchase Agreement (the “Lock-Up Period”), offer for sale, sell, contract to sell, pledge, grant any option for the sale of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) or otherwise dispose of, directly or indirectly, any Shares or any securities convertible into or exchangeable for, or any options or rights to purchase or acquire the Shares.

4.	At the end of the Lock-Up Period, the Company will assess the status of all Shares, and the Company has right and sole discretion to perform any of the following actions:

4.1	Cancel all unvested and unpaid Shares.

4.2	Cancel all vested and unpaid Shares.

4.3	Repurchase all or any portion of the unvested and paid Shares at the price equal to the price paid by the Purchaser.

4.4	Repurchase all or any portion of the vested and paid Shares at the price equal to the price paid by the Purchaser.

5.	All Shares are subject to the appropriate vesting schedule attached to this Agreement.

VESTING SCHEDULE AGREEMENT

First Vesting Date:	____________________ (the “First Vesting Date”)

This is the vesting schedule for the Shares purchased by the Purchaser pursuant to a Restricted Stock Purchase Agreement between the Purchaser and The Hong Kong Winalite Group Ltd., a Hong Kong subsidiary of Hong Kong Winalite Group, Inc. (the “Company”), dated as of the date set forth above (the “Agreement”). Unless separately defined in this schedule, all capitalized terms on the Vesting Schedule have the meanings assigned to them in the Agreement.

All Shares must become vested before the Purchaser has the right (subject to a lock-up during the Lock-Up Period) to sell or otherwise dispose of the Shares. On the date of the Agreement, all of the Shares are Unvested Shares. Thereafter, until the occurrence of a Termination with respect to the Purchaser, ten percent (10%) of the Unvested Shares will vest and thereby become Vested Shares every six (6) months over a period of five (5) years, according to the following schedule:

Ten percent (10%) of the total number of Shares will vest and become Vested Shares on the First Vesting Date and on each six-month anniversary thereafter (each, a “Vesting Date”), until all the Shares have vested or the occurrence of a Termination with respect to the Purchaser, whichever shall occur first, if and only if, on each Vesting Date:

(a) Full-time: Purchaser has been engaged full-time as a Distributor, or as a shareholder or employee of a Distributor, during the entire six months preceding the Vesting Date (“Vesting Period”); and

(b) Non-competition: Purchaser has not been, at any time, directly or indirectly, a shareholder or employee of, a consultant or service provider to, or a controlling person of, any other person or entity which competes with any member of the Company Group; and

(c) No violation of policies: Purchaser has not violated any policies of the Company, as may be amended from time to time, which have been made known to or available to Purchaser; and

(d) Net Sales: Beginning with the second Vesting Date and for each subsequent Vesting Dates, the Purchaser’s Net Sales during the Vesting Period ending on the applicable Vesting Date must be higher than the Net Sales achieved by the Purchaser during the immediate preceding Vesting Period ending on the immediate preceding Vesting Date. If Shares failed to vest during the applicable Measuring Period due to lower Net Sales (“Failed Measuring Period”), the Shares due to vest in the Failed Measuring Period will never vest, and Net Sales from the Failed Vesting Period will not be used as a measuring benchmark for future vesting. Thus, for the Vesting Period immediately following the Failed Measuring Period, the Purchaser must achieve Net Sales that is higher than the highest Net Sales achieved during previous Measuring Periods. The Company will calculate the Purchaser’s Net Sales Volume for each measuring period and the Company’s calculations, in the absence of manifest error, shall be final, conclusive and binding on the parties.

If any Shares did not vest because the Purchaser violated any of the conditions listed in the above section, the Shares that would have been vested will never become Vested Shares, even if those Shares had been validly paid for by the Purchaser.

“Distributor” means a person or legal entity which has a valid and binding distribution agreement in effect between such person or entity and a member of the Company Group.

“Net Sales” means the net volume of products sold and delivered by the Purchaser or members of the Purchaser’s Company Group as measured in the applicable currency.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth below.

Date:                      _______________

THE COMPANY: Hong Kong Winalite Group, Inc.	SIGNED, SEALED AND DELIVERED by PURCHASER:
By:______________________________ Print Name:	By:______________________________ Print Name: Telephone No.: Address: